Exhibit 2.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into this 28th day of January, 2015 ("Effective Date"), by and between FIFTYNINE PALMS, INC., a California corporation ("Seller"), and BEHAVIORAL HEALTHCARE REALTY, LLC, a Delaware limited liability company, and/or its assigns ("Purchaser") and PHL Care Inc. a California corporation (PHL).  Seller, Purchaser and PHL shall be collectively referred to herein as the "Parties" and individually as a "Party".

RECITALS

A.

Seller owns that certain real property located at 24552 Pacific Park Drive, Aliso Viejo, California 92656, Parcel Numbers 636-201-28, 636-201-29 and 636-201-30 consisting of approximately 3.34 acres ("Real Property"), which is more particularly described in the legal description set forth in Exhibit A attached hereto and incorporated herein by this reference.

B.

On June 10, 1986, the Real Property was annexed and became subject to certain covenants, conditions and restrictions pursuant to that certain Notice of Annexation and Supplemental Declaration for Commercial Area of Aliso Viejo Community Association, recorded on the Real Property by Aliso Viejo Company, a California corporation, as "Declarant", in the Official Records of Orange County, California as Instrument No. 86-241072 ("Notice of Annexation").  The Notice of Annexation imposed certain use restrictions on the Real Property, including the restriction that the Real Property can only be developed and used as a corporate headquarters facility and a psychiatric treatment center ("Original Use Restrictions").

C.

On April 18, 1997, that certain agreement regarding use restriction ("Use Restriction Agreement"), by and between Mission Viejo Company, a California company, as successor by merger to the Declarant, and Campus Health Care Group, L.L.C., a Delaware limited liability company, as 'Owner", was recorded in the Official Records of Orange County, California as Instrument No. 1997-0179603. The Use Restriction Agreement permitted the Owner to use the Real Property as (i) Alzheimer's and geriatric care facility, (ii) housing and care methodologies for the elderly and/or persons with cognitive or physical frailties, (iii) licensed and unlicensed assisted living, geriatric care, congregate care, and elderly care, (iv) general office use not exceeding a total of 30,014 rentable square feet, (v) nursing facility, and (vi) other uses ancillary to and in conjunction with any of the foregoing such as skilled nursing care and physical therapy services (collectively, the "New Uses", together with the Original Use Restrictions, the "Use Restrictions"), subject to certain terms and conditions.

D.

Seller currently leases the property to PHL Care, Inc., a California corporation ("PHL"), pursuant to that certain commercial lease agreement ("Existing Lease") dated March 29, 2012, by and between Seller and PHL, attached hereto as Exhibit B and incorporated herein by this reference.

E.	Seller wishes to sell and Purchaser wishes to purchase the Property (as hereinafter defined).

F.

This Agreement is subject to the confidentiality provision of Section 22 hereof and certain contingencies to the purchase and sale of the Property (set forth in Section 8) must be satisfied before the Closing (as hereinafter defined) can occur.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree to the following:

AGREEMENT

1.Property.  Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, all of Seller's right, title and interest in and to the following (collectively, the "Property"):

a)The Real Property and all rights and appurtenances thereto;

b)All buildings and improvements located on the Real Property (including, but not limited to, the three-story building located on the Real Property and consisting of approximately forty-nine thousand one hundred eighty-four (49,184) square feet) and all fixtures, equipment and other personal property attached thereto and located thereon ("Improvements");

c)All coal, oil, gas, water and minerals located on or under the Real Property or associated therewith, including, but not limited to, any rights or permits relating thereto;

d)The leases and/or agreements for tenants, products or services associated with the Property to which Purchaser agrees to be assigned after review of the same during the Due Diligence Period (hereinafter defined), but does not include the leases signed by and between PHL and its assisted living customers; and

e)All permits, licenses, architectural drawings, engineering plans and studies, contract rights, warranties, development rights and other intangible rights, if any, owned by Seller and associated with the Property.

Except for the warranties and representations of Seller contained herein, the Property shall be purchased in an "as-is" condition.

2.Purchase Price; Earnest Money Deposit.  The purchase price for the Property shall be Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) ("Purchase Price") plus One Million and No/100th Dollars ($1,000,000.00) ("Existing Lease Termination Fee") shall be paid in full, directly to PHL through Escrow (hereinafter defined) at Closing for the Lease Termination (hereinafter defined), all payable in cash with no financing contingency. The Existing Lease Termination Fee is separate from the Purchase Price. At or prior to the expiration of the Due Diligence Period (defined herein), Purchaser shall provide to Seller proof of funds for the remainder of the Purchase Price (i.e., Purchase Price less the Earnest Money Deposit (defined herein) deposited with the Escrow Agent). The Purchase Price and the Existing Lease Termination Fee shall be paid to Seller and PHL respectively by Purchaser at Closing (defined herein) as follows:

a)Earnest Money Deposit.  Purchaser shall cause the Earnest Money Deposit to be deposited simultaneously with the execution and delivery of this Agreement. Purchaser shall deposit or cause to be deposited with, Patti Graham, an individual ("Escrow Agent"), of Fidelity National Title Agency, Inc., an Arizona corporation ("Title Company"), in cash, certified or bank cashier's check made payable to the Title Company, or a confirmed wire transfer, funds in an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) ("Earnest Money Deposit").  The Earnest Money Deposit shall be fully refundable to Purchaser during the Due Diligence Period (defined herein).   After expiration of the Due Diligence Period, the Earnest Money Deposit shall be refundable to Purchaser only (i) in an Event of Default by Seller (hereinafter defined); or (ii) failure to amend or remove the Use Restrictions (hereinafter defined) to allow for Purchaser's Intended Use

(hereinafter defined).  The Escrow Agent shall place the Earnest Money Deposit in an interest-bearing account and hold such Earnest Money Deposit subject to disbursement in accordance with the provisions of this Agreement.  The Earnest Money Deposit and any interest earned thereon shall be applied to the Purchase Price at Closing.

b)Earnest Money Deposit Disbursement.  If the Closing occurs, the Title Company shall deliver the Earnest Money Deposit to Seller at Closing.  If Closing does not occur, the Title Company shall deliver the Earnest Money Deposit to the appropriate Party according to the terms of this Agreement.  In such event, any Party claiming rights to the Earnest Money Deposit shall make a written demand to the Title Company ("Demand"), with a copy sent to the other Party, for release and payment of the Earnest Money Deposit. Upon receipt of the Demand, the Title Company shall immediately send written notice to the other Party of the receipt of the Demand ("Demand Notice"). If the Title Company does not receive a written objection from the other Party within five (5) business days of receipt of the Demand Notice, the Title Company is hereby authorized to release the Earnest Money Deposit to the Party making the Demand.  If the Title Company receives a written objection to the Demand from the other Party, the Title Company shall continue to hold the Earnest Money Deposit until otherwise directed by written instructions agreed to and executed by both Parties or a final judgment is issued by a court with proper jurisdiction.  Notwithstanding the foregoing, if the Title Company receives written notice from the Purchaser prior to the expiration of the Contingency Period that it is terminating this Agreement, the Title Company shall immediately release the full amount of Earnest Money Deposit to Purchaser regardless of whether Seller objects thereto.

c)Balance of Purchase Price.  The balance of the Purchase Price, over and above the Earnest Money Deposit and any interest earned thereon, will be paid by Purchaser to Seller and PHL by wire transfer or other immediately available funds at Closing, as provided herein as follows:

i.	To Seller, the Purchase Price, net of all prorations; and

ii.	To PHL, the Existing Lease Termination Fee.

3.	No Financing Contingency: At the Closing, Buyer will have the ability to pay the Purchase Price and the Existing Lease Termination Fee based on its own present and future sources of cash funds.

4.Due Diligence.

a)Due Diligence Period.  The Purchaser shall have twenty-five (25) days from the Effective Date ("Due Diligence Period") to complete its investigations and inspections of the Property.  The Purchaser shall have the option to terminate the Agreement during the Due Diligence Period by sending written notice to Seller to such effect, and, upon such termination, the Purchaser shall be entitled to a full refund of the Earnest Money Deposit, inclusive of any interest accrued thereon, and neither Party shall have any further rights or obligations under this Agreement except those rights and obligations that expressly survive termination.

During the Due Diligence Period, Purchaser, its agents, contractors, subcontractors, independent contractors, representatives and employees shall have the right to enter the Property for the purposes of conducting such investigations, inspections and tests of the Property as the Purchaser deems necessary upon twenty-four (24) hours prior notice to Seller (which such notice may be made verbally).  Such investigations, inspections and tests may include, but not be limited to, physical inspections and testing, zoning/land use and business licensing investigations, environmental studies, soils study and topography/engineering studies, provided that any intrusive testing (i.e., Phase II survey) shall require the consent of the Seller and PHL, which shall not be unreasonably withheld. Further, Purchaser may engage an independent environmental consultant to conduct an environmental assessment (e.g., Phase I survey) of the Property to determine the current environmental status of the Property, which shall be paid for by Purchaser.  Seller shall remain responsible for and shall indemnify Purchaser from all liability related to a release or contamination of the Property relating to hazardous materials existing thereon prior to the Closing Date. The cost of any additional environmental assessment (Phase II or more effective testing) will be borne by Purchaser. Seller shall pay for the remediation of any contamination revealed by such environmental assessment and any such (estimated) remediation amount plus ten percent (10%) shall be held back from the Purchase Price in the event any environmental contamination is revealed by such environmental assessment (e.g., Phase II testing). Any information obtained by Purchaser during the Due Diligence Period shall be considered confidential in nature and subject to Section 22 herein.

As a condition of commencing Due Diligence investigations, Purchaser shall deliver to Seller a certificate of insurance showing Seller as an additional insured and reflecting commercial general liability insurance of not less than One Million and No/100th Dollars ($1,000,000).

The Purchaser acknowledges that PHL operates a residential memory care facility for elderly persons ("PHL's Business") at the Property and the manner of conducting the Due Diligence could be a sensitive matter for PHL's Business interest. Therefore, Purchaser agrees to exercise due care and conduct the Due Diligence in a manner so that it does not have a material adverse effect on PHL's Business.  Notwithstanding the foregoing, any investigation or testing approved by Seller in writing shall be deemed to have been exercised in due care and shall be deemed as to not have a material adverse effect on PHL's Business. The Purchaser further agrees to have all communications regarding this Agreement a representative designated by Seller and will not contact or in any way disclose the subject matter of this Agreement to any of PHL's employees or clients.

b)Due Diligence Materials.  Within two (2) business days of the Effective Date, Seller shall provide the Purchaser with all pertinent information and documentation regarding the Property in Seller’s possession, custody or control, including, but not limited to, the following (collectively, "Due Diligence Materials") :

i.	Seller’s existing fee title insurance;

ii.	All surveys, plans and specifications, including, but not limited to, an ALTA survey dated not more than one (1) year from the Effective Date as described in Section 5(b) of this Agreement;

iii.

Any and all reports regarding the condition of the Property including, but not limited to, engineering reports structural reports, roof reports, HVAC condition reports, investigative reports, inspection reports and any and all other documents that reflect the condition of the Property;

iv.

All records, files, documents, agreements, data, permits, notices, claims, correspondence, environmental reports, and other materials which relate to the environmental condition of the Property, including, but not limited to, Phase I reports, Phase II reports, subsurface investigations, geotechnical reports and surveys, environmental closure or remediation reports and asbestos and lead-based paint reports;

v.

Any and all licenses, service contracts, utility agreements, third party and vendor contracts, restrictive covenant and easement agreements (whether finalized or in draft form), leases, permits, zoning/land use approvals and zoning letters/reports;

vi.	The Existing Lease;

vii.	The prior year’s tax bills;

viii.	Documentation for all financial encumbrances on the Property, including, but not limited to, notes, deeds of trust and loan documents;

ix.	Any and all reports, documents, notices or correspondence related to any inspection of the Property;

x.	Notices from any governmental or regulatory entity;

xi.	Engineering, construction and signage requirements for the Property;

xii.	Insurance files (e.g., policies, reports, claims);

xiii.	Appraisals;

xiv.	Files for any prior, existing or potential litigation;

xv.	Maintenance and warranty records;

xvi.	A list of the Personal Property being sold; and

xvii.	Any other documents that would typically be provided in the transaction contemplated herein.

The Due Diligence Materials provided pursuant to this Agreement shall be accompanied by a letter from Seller certifying that they consist of all of the Due Diligence Materials within Seller's possession, custody and control, thereby fulfilling all of Seller's obligations under this Section 4(b).

Notwithstanding the foregoing, for each day of Seller's delay in delivering the Due Diligence Materials beyond the two (2) business days after the Effective Date, the Due Diligence Period and Closing shall (at Purchaser's option) be extended by one (1) day.

The Seller shall fully cooperate in helping the Purchaser obtain any additional information on the Property that Seller may require to complete the Due Diligence at Seller's sole expense; however, the non availability of such additional information will not constitute a default on Seller's part.

Seller makes no representations or warranties with respect to the Due Diligence Materials or to the accuracy or completeness thereof.  Purchaser acknowledges and agrees that Seller has not reviewed all Due Diligence Materials or other information regarding the Property.

c)Proof of Funds.  At or prior to the execution of this Agreement, Purchaser shall provide Seller with proof of adequate funds to cover the remaining amount of the Purchase Price, which shall be deemed confidential in nature and subject to Section 22 herein.

5.Title Commitment; Survey.

a)Title Commitment.  Within two (2) business days of the Effective Date, Seller shall furnish to Purchaser, at its expense, a title commitment in the standard printed form of an CLTA owner’s title insurance policy (or its equivalent) ("Commitment") issued by the Title Company together with legible copies of, or usable computer links to, all documents creating any exceptions referred to in such Commitment.

b)Survey.  Within two (2) business days after the Effective Date, Seller shall deliver to Purchaser a copy of its most recent certified ALTA survey (or its equivalent) of the Property that is dated no more than one (1) calendar year prior to the Effective Date ("Survey").  If Seller does not have a Survey that meets these requirements, Seller shall provide a written affidavit to Purchaser certifying the same.  Purchaser may obtain a Survey, in its sole discretion, at Purchaser's cost and expense.  Seller shall fully cooperate in helping Purchaser obtain any additional information or documentation needed to prepare the Survey.

c)Title and Survey Objections.  Within ten (10) days of receipt of the Commitment and Survey, Purchaser shall notify Seller in writing of any matters identified in the Commitment or Survey which Purchaser disapproves ("Objections").  Any title or survey matter that is set forth in the Commitment or shown on the Survey, but not timely objected to in writing by the Purchaser, will be conclusively deemed approved by Purchaser and will constitute a "Permitted Exception" hereunder.  Within five (5) days of Seller's receipt of Purchaser's Objections, Seller shall notify Purchaser in writing of any such Objections that Seller is unable or unwilling to cause to be removed or insured over prior to or at the Closing.  If Seller does not respond within such five (5) day period, Seller shall be deemed to have elected to cure such Objections.  If Seller does not agree to cure the Objections, Purchaser shall elect, by giving written notice to Seller and Escrow Agent within five (5) days after receipt of Seller's notice, to either (i) terminate this Agreement and obtain a refund of the Earnest Money Deposit, or (ii) waive its Objections, in which case the same will be deemed to be Permitted Exceptions under this Agreement.  If Purchaser elects to terminate this Agreement, the Earnest Money Deposit shall be immediately returned to Purchaser (along with any interest accrued thereon), and neither Party shall have any further rights or obligations under this Agreement except those rights and obligations that expressly survive termination.  Notwithstanding the foregoing, Seller shall be solely responsible for the payment or other satisfaction and discharge of record at or before the Closing of all liens and encumbrances against the Property and objected to by Purchaser which can be removed by the payment of money.

d)New Defects.  Following the Effective Date of this Agreement, Seller shall not execute any deed, easement, agreement, restriction, commitment, covenant or otherwise create, place, grant, convey, allow, modify, alter or change any matter or agreement affecting title of the Property, unless Seller obtains the prior written consent of Purchaser.  If any new title exceptions to the Commitment ("New Defects") arise during the period between the Effective Date and the Closing Date ("Gap"), Seller shall immediately notify Purchaser of such New Defects in writing and provide any and all documentation related thereto.  Purchaser may notify Seller in writing of any objections to the New Defects within ten (10) days of receipt of notice of the New Defects and documentation relating thereto ("Gap Notice").  Any New Defect not timely objected to by Purchaser will be conclusively deemed approved by Purchaser and will constitute a Permitted Exception hereunder, provided, however, that if Purchaser is not made aware of such New Defect by written notice, then such New Defect will not, in any way, be considered a Permitted Exception.  Within five (5) days of Seller's receipt of Purchaser's Gap Notice, if any, Seller will notify Purchaser in writing of any such New Defects that Seller is unable or unwilling to cause to be removed or insured over prior to or at the Closing.  If Seller does not respond within such five (5) day period, Seller shall be deemed to have elected to cure such New Defects.  If Seller does not agree to cure the New Defects, Purchaser shall elect, by giving written notice to Seller and Escrow Agent within five (5) days after receipt of Seller's notice, to either (i) terminate this Agreement and obtain a refund of the full Earnest Money Deposit, or (ii) waive its Gap Notice, in which case the same will be deemed to be Permitted Exceptions under this Agreement.  If Purchaser elects to terminate this Agreement, the Earnest Money Deposit shall be immediately returned to Purchaser (including any interest accrued thereon), and neither Party shall have any further rights or obligations under this Agreement except those rights and obligations that expressly survive termination.

6.Representations, Warranties and Covenants of Seller.  Seller represents and warrants to Purchaser that, to the best of Seller's knowledge, the following matters are true and correct as of the Effective Date and will also be true and correct in all material respects as of the Closing:

a)Good Standing.  Seller is a California corporation duly organized and validly existing and currently in good standing under the laws of the State of California.

b)Authorization.  This Agreement has been, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed and delivered by Seller, and is and will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limited the right of Parties generally), and does not and will not violate any provisions of any agreement to which Seller is a party or by which it is bound.

c)Absence of Litigation.  Except as set forth on Exhibit C to this Agreement attached hereto and incorporated herein by this reference, to Seller's knowledge there are no pending or threatened legal proceedings or administrative actions of any kind or character regarding or relating to the Property or Seller's interest therein.

d)No Notice of Violation.  Seller has not received any written notice from any city, county, state, federal or other applicable governmental authority of any violation of any law, statute, ordinance, regulation or administrative or judicial order or holding with respect to or regarding the Property, which violation has not been satisfactorily corrected.

e)Lack of Defects.  To the best of Seller's knowledge, there are no defects in the structural elements of the Improvements and all of the Improvements (including, but not limited to, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) are in good working order, condition and repair, and are structurally safe and sound. Notwithstanding the foregoing, Seller discloses that there is some deferred maintenance in the Property, particularly in the HVAC and water heater. The Parties hereto acknowledge that such deferred maintenance has been taken into account in the Purchase Price.

f)Hazardous Substances. To best of Seller's knowledge, during the period of Seller's ownership of the Property, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Property in violation of any law, rule, legal requirement or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety ("Environmental Laws").  To Seller's knowledge, prior to Seller's ownership of the Property, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Property in violation of any Environmental Laws.  Seller has not received any written notice, demand or claim from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority, or any third party, nor is Seller aware of any circumstances that could give rise to any notice, demand or claim, concerning any Hazardous Substance release, discharge or seepage.  As used in this Agreement, the term "Hazardous Substances" shall mean any substance or material which is regulated, listed, defined or deemed to be a waste, contaminant or pollutant, or substance or material potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including but without limitation, petroleum, petroleum based product and any petroleum constituent.  There are no underground storage tanks located on the Property, nor does the Property or any portion thereof contain any form of mold, asbestos or lead-based paint.

g)Possessory Rights; Third-Party Interests.  Except for the matters disclosed by Seller in Exhibit D attached hereto and incorporated herein by this reference (which Purchaser requires to be terminated as of Closing), Seller has not granted rights of possession or use of the Property to any third parties.

h)No Liens.  To the best of Seller's knowledge, there are no mechanics' or materialmens' liens of record against the Property, nor are there any unsatisfied charges, debts, liabilities, claims or obligations incurred by or on behalf of Seller and relating to the Property that could give rise to any mechanics', materialmens', constitutional, statutory or common law lien against the Property, or any part thereof.

i)Marketing.  Subject to the waiver of all contingencies by Purchaser, during the time this Agreement is in effect (i.e., until Closing or until termination of this Agreement in accordance with the terms provided herein), Seller shall: (i) cease all efforts in marketing the Property for sale and/or lease, (ii) remove the Property from all marketing, including, but not limited to, listing the Property for sale and/or for lease, and (iii) not accept any offers to sell and/or lease the Property.

j)Due Diligence Materials.  The Due Diligence Materials delivered to Purchaser pursuant to Section 4(b) are all of the documents described therein in Seller's possession, custody and control.

Purchaser hereby acknowledges and agrees that, except as set forth in this Agreement, the Due Diligence Materials and Seller's Closing deliveries pursuant to Section 11 herein, Seller has not made and Purchaser has not relied on any representations from Seller or any of its officers or agents.  Except as set forth herein, no representation or warranty shall be deemed to have been made by Seller or any of its agents or representatives following the Effective Date unless it has been reduced to writing and executed by Seller.

7.Representations, Warranties and Covenants of Purchaser.  Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date and will also be true and correct in all material aspects as of the Closing:

a)Good Standing.  Purchaser is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

b)Authorization.  This Agreement has been, and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be duly authorized, executed, and delivered by Purchaser, and is and will be the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of Parties generally), and does not and will not violate any provisions of any agreement to which Purchaser is a party to or by which Purchaser is bound.  It is understood that

Purchaser requires the approval of the board of directors of Purchaser's parent company and such approval shall be obtained by the Purchaser within Ten (10) business days from the effective date.

c)Availability of Funds. The Purchaser understands that the Agreement has no financing contingency provision and represents that the full amount of Purchase Price and Existing Lease Termination Fee will be available at Closing for payment of the same in cash.

8.Conditions Precedent to Closing.

a)Zoning, Land Use and Administrative Contingencies.  The Parties acknowledge and agree that Purchaser desires to develop and use the Property as chemical dependency recovery hospital ("Intended Use"), together with all utilities and other improvements necessary to support such development ("Project").  Seller expressly acknowledges that in order to use the Property for the Intended Use, Purchaser may be required to obtain certain applicable governmental approvals, including, but not limited to, land use entitlements, regulatory healthcare approvals and variances (together, "Approvals").  The "Final Approvals" shall mean Approvals permitting the Intended Use on the Property, for which all applicable appeal periods have expired.  Seller shall fully cooperate with Purchaser in obtaining the Final Approvals.  Within two (2) business days of receipt of request from Purchaser, Seller agrees to execute any and all normal and customary documents as may be required by such governmental authorities to facilitate the Final Approvals of the Property including, but not limited to, applications or any appeals that Purchaser desires to pursue in connection herewith. In the event Purchaser cannot obtain the proper entitlements, approvals and/or Final Approvals for Purchaser's Intended Use, Purchaser shall have the right to terminate the Agreement at any time without any further liabilities or obligations, and shall be entitled to a full refund of the Earnest Money Deposit.  Upon such termination, neither Party shall have any further rights or obligations under this Agreement except those rights and obligations that expressly survive termination.

b)Use Restriction Contingencies.  Seller expressly acknowledges that in order to use the Property for the Intended Use, the Use Restrictions will need to be removed and/or amended to allow Purchaser to use the Property for the Intended Use.  Seller shall fully cooperate with Purchaser in removing and/or amending the Use Restrictions in order to allow for the Intended Use.  Within two (2) business days of receipt of request from Purchaser, Seller agrees to execute any and all normal and customary documents as may be required to facilitate the amendment and/or removal of the Use Restrictions including, but not limited to, execution of any document to record on the Property to effectuate such amendment and/or removal.  In the event Purchaser cannot obtain the proper amendments and/or removal of the Use Restrictions in order to allow for Purchaser's Intended Use, Purchaser shall have the right to terminate the Agreement at any time (including after the expiration of the Due Diligence Period) without any further liabilities or obligations, and shall be entitled to a full refund of the Earnest Money Deposit.  Upon such termination, neither Party shall have any further rights or obligations under this Agreement except those rights and obligations that expressly survive termination.

c)Seller's Conditions Precedent. The following are conditions precedent to Seller's obligation to proceed with Closing ("Seller's Conditions Precedent"):

i)	Purchaser has not terminated this Agreement in accordance with the provisions hereof;

ii)	Purchaser has delivered to Escrow Agent, prior to the Closing, all funds due pursuant to this Agreement;

iii)	As of the Closing, there has been no material breach of any of Purchaser's representations, warranties or covenants set forth in Section 7; and

iv)	Purchaser has delivered to Escrow Agent the items described in Section 12.

The Seller's Conditions Precedent set forth in this Section 8(c) are solely for the benefit of Seller and may be waived only by Seller through a writing signed by the Seller.  Seller will, at all times prior to the Closing, have the right to waive any of the Seller's Conditions Precedent.  Seller shall not be required to proceed with Closing until the Seller's Conditions Precedent have been fulfilled.

d)Purchaser's Conditions Precedent.  The following are conditions precedent to Purchaser's obligation to proceed with Closing ("Purchaser's Conditions Precedent"):

i)	Seller has not terminated this Agreement in accordance with the provisions hereof;

ii)

Title Company has irrevocably committed to issue to Purchaser, at the Closing, a standard coverage owners' policies of title insurance  in form and content acceptable to Purchaser ("Title Policy") insuring Purchaser's interests in the Property in the amount of the Purchase Price, dated the day of Closing, with coverage in the applicable amount of the Purchase Price subject only to the Permitted Exceptions and with such extended coverage to the Title Policy requested by Purchaser and such Title Policy endorsements as Purchaser may desire at Purchaser's sole cost and expense;

iii)	As of the Closing, there has been no material breach of any of Seller's representations or warranties set forth in Section 6;

iv)	Seller has delivered to Purchaser the items described in Section 4 in accordance therewith;

v)	The Final Approvals have been obtained for the Property and/or Project to Purchaser's satisfaction;

vi)	The Use Restrictions have been amended and/or removed in order to allow the Purchaser to use the Property for the Intended Use;

vii)	Seller has delivered to Purchaser the executed Lease Termination; and

viii)	Seller has delivered to Escrow Agent the items described in Section 11.

The Purchaser's Conditions Precedent set forth in this Section 8(d) are solely for the benefit of Purchaser and may be waived only by Purchaser through a writing signed by the Purchaser.  Purchaser will, at all times prior to Closing, have the right to waive any of Purchaser's Conditions Precedent.  Purchaser shall not be required to close the transaction contemplated by this Agreement until the Purchaser's Conditions Precedent have been fulfilled.

e)Termination of the Existing Lease.  By its signature below, PHL hereby agrees to (i) execute the termination of the Existing Lease ("Lease Termination") as of the Effective Date, which shall be effective as of the Closing Date and subject to receipt of the full cash payment of Existing Lease Termination Fee, and (ii) to vacate the Property within seventy-five (75) days of the Closing Date. The Lease Termination shall be in the form attached hereto as Exhibit E and incorporated herein by this reference.  Such Lease Termination shall terminate any and all rights PHL may have in and to the Property under the Existing Lease or any other documents applicable to the Property. Additionally, PHL shall deliver an executed lease for the time period from Closing to seventy-five (75) days thereafter ("Short Term Lease") at Closing.  The Short Term Lease shall be in the form of which is attached hereto as Exhibit F, incorporated herein by this reference. The Short Term Lease shall be by and between Purchaser and PHL, and shall contain, among other terms and conditions, that PHL shall vacate the Property within seventy-five (75) days of Closing and to pay a nominal rental rate of Ten and No/100th Dollars ($10) per month.

9.Like Kind Exchange.  Either Party may structure the sale and purchase of the Property as a like kind exchange under Internal Revenue Code Section 1031 and Revenue Procedure 2000-37, 2000-40 I.R.B. 308 (the "Like Kind Exchange").  Both Parties shall cooperate fully and promptly with the other Party's conduct of the Like Kind Exchange, provided that all costs and expenses generated in connection with the Like Kind Exchange shall be borne solely by the Party seeking the same, and neither Party shall be required to take title to or contract for the purchase of any other property, to expend any funds or to incur any direct or contingent liability.  If a Party uses a qualified intermediary or exchange accommodation titleholder to effectuate the exchange, any assignment of the rights or obligations of such Party hereunder shall not relieve, release or absolve any other of its obligations or liabilities hereunder.  In no event shall the Closing Date be delayed by the Like Kind Exchange.  The Party seeking the Like Kind Exchange shall indemnify and hold harmless the other Party and its directors, agents, representatives, contractors, employees and officers from and against any and all claims, damages, costs, fees and liabilities arising from or related to, in any way, the Like Kind Exchange performed by such Party.  This Section 9 shall survive the termination of this Agreement, shall survive Closing and shall remain in full force and effect after the Closing Date.

10.Purchaser's Right to Terminate.  During the Due Diligence Period, Purchaser may terminate this Agreement by sending written notice to Seller and Escrow Agent indicating Purchaser's election to terminate this Agreement.  If the Purchaser terminates this Agreement during the Due Diligence Period, the full Earnest Money Deposit (including any interest accrued thereon) will be returned to Purchaser, and neither Party will have any further rights or obligations under this Agreement except those rights and obligations that expressly survive termination.  After the expiration of the Due Diligence Period and before Closing, Purchaser may terminate this Agreement pursuant to the provisions herein.  In such event, the full Earnest Money Deposit shall be returned to Purchaser (including any interest accrued thereon), and neither Party will have any further rights or obligations under this Agreement except those rights and obligations that expressly survive termination.

11.Seller's Closing Deliveries.  On or prior to the Closing, Seller shall deliver or cause to be delivered to the Escrow Agent the following:

a)An original of the grant, bargain and sale deed for the Property ("Deed") executed by Seller conveying the Property to Purchaser free and clear of all claims, liens and encumbrances except the Permitted Exceptions and matters arising by or through Purchaser or its agents;

b)The fully executed Lease Termination (the form of which is attached hereto as Exhibit E);

c)An affidavit certifying that Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986;

d)Seller's approved settlement statement for the Property ("Closing Statement");

e)An Owner/Seller Affidavit regarding mechanics' liens and parties in possession, for the Property, in the form customarily required by Escrow Agent and reasonably acceptable to Seller;

f)An IRS Form 1099-B Seller Statement for the Property;

g)Any documents to be recorded in the Official Records of Orange County, California that are necessary to release any Objections that are not Permitted Exceptions;

h)Any documents required by the State of California with respect to the conveyance of a property interest in the Property; and

i)Any other documents, instruments or agreements required by the Title Company or reasonably necessary or customary to effectuate the transaction contemplated by this Agreement.

12.Purchaser's Closing Deliveries.  On or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Escrow Agent the following:

a)The balance of the Purchase Price minus the Earnest Money Deposit (including any interest accrued thereon)  plus the Existing Lease Termination Fee;

b)Purchaser's approved Closing Statement;

c)Seller has cured such Objections and New Defects agreed to be cured by Seller as described in Section 5;

d)Any documents required by the State of California with respect to the conveyance of a property interest in the Property; and

e)Any other documents, instruments or agreements required by the Title Company or reasonably necessary or customary to effectuate the transaction contemplated by this Agreement.

13.Closing.  Marketable and insurable title to the Property shall transfer from Seller to Purchaser ("Closing") five (5) business days after the expiration of the Due Diligence Period ("Closing Date"), subject to the satisfaction (or waiver) of Seller's Conditions Precedent and Purchaser's Conditions Precedent, which shall occur no later than ninety (90) days after the Effective Date.  In the event Purchaser is unable to obtain the removal or amendment of the Use Restrictions to allow the Purchaser to use the Property for the Intended Use (as set forth in Section 8(b)) of this Agreement) prior to the expiration of the ninety (90) day period described herein, then the Parties shall negotiate in good faith to extend the Closing Date. Notwithstanding the foregoing, in the event the Parties cannot agree to an extension of the Closing Date, Purchaser shall have the right to terminate this Agreement and obtain a full refund of the Earnest Money Deposit.  The Parties may shorten or extend the Closing pursuant to a mutual written agreement signed by the Parties.

14.Prorations; Closing Costs.   Seller shall pay for all past due and delinquent taxes and assessments relating to the Property.  Seller and Purchaser agree that any current rents, utility charges, real estate taxes and assessments shall be prorated on a calendar-year basis as of the Closing Date.  The prorations described herein shall be reflected on the Closing Statement.  Seller shall pay all deed transfer taxes, other transfer taxes associated with the purchase and sale of the Property, the Commission (hereinafter defined) to the Broker (hereinafter defined), fees for any mortgage discharge, the cost of the standard coverage for the Title Policy, title search fees, and examination fees associated with the purchase and sale of the Property.  Purchaser shall pay the applicable recording fees, if any, and, if Purchaser elects to obtain an extended coverage Title Policy or any endorsements to the Title Policy, then Purchaser shall pay the cost of such extended coverage and endorsements in excess of the cost of the Title Policy.  Seller and Purchaser shall be responsible for their own attorney's fees incurred in completing the transaction contemplated herein.  The Parties shall split any fees for the Title Company equally.    Any other charges shall be divided between the Purchaser and Seller in accordance with practices customary in the jurisdiction in which the Property is located.

15.Risk of Loss.  Until Closing, the risk of loss or damage to the Property shall be borne by Seller.  Upon an occurrence of damage or destruction to, or taking by a pubic authority of, the Property, Seller agrees to immediately provide Purchaser written notice of such damage, destruction or taking upon Seller's knowledge thereof.  For the purpose of this Section 15, a taking or damage and destruction of a portion of the Property will be deemed "Material" if the value thereof is equal to more than one percent (1%) of the Purchase Price.  Any amount that is less than one percent (1%) of the Purchase Price shall be deemed "Non-Material."  As used in this Agreement, "taking" will mean any transfer of the Property or any portion thereof to a governmental entity or other party with appropriate authority, by exercise of the power of eminent domain or by private purchase in lieu thereof.

a)Material.  If, prior to the Closing, all or any portion  of the Property is subject to a taking by a public authority, or damaged or destroyed by a casualty in an amount that is Material, Purchaser shall have the right, exercisable by giving notice to Seller and Escrow Agent prior to the Closing, either to: (i) terminate this Agreement, in which case the full Earnest Money Deposit will be promptly returned to Purchaser (including any interest accrued thereon), neither Party will have any further liability or obligation hereunder except for any obligations that expressly survive termination, and any documents held by the Escrow Agent will be returned to the Party depositing the same; or (ii) accept the Property in its then condition, without any abatement or reduction in the Purchase Price, and receive an assignment of any and all of Seller's rights to any condemnation award payable by reason of such taking or insurance proceeds payable as a result of such casualty.  If Purchaser elects to proceed under clause (ii) above, Seller will not compromise, settle or adjust any claims to such award or proceeds without Purchaser's prior written consent.

b)Nonmaterial. If, prior to the Closing, any portion of the Property is subject to a taking by a public authority, or damaged or destroyed by a casualty in an amount that is Non-Material, the Parties shall proceed with Closing, in which case Purchaser will be entitled to an assignment of all of Seller's rights to any condemnation award payable by reason of such taking or insurance proceeds payable as a result of such casualty.   If no condemnation award or insurance proceeds are available, Seller shall either: (i) fully repair the damage or destruction prior to Closing, at Seller's expense; or (ii) give credit to Purchaser at Closing for the entire cost of repairing the Property.  In the event of any such Non-Material taking or damage or destruction, Seller will not compromise, settle or adjust any claims to such award or proceeds without Purchaser's prior written consent.

16.Default.

a)The occurrence of any of the following shall be deemed a "Seller Event of Default":

i.	Seller's failure to deliver the Due Diligence Materials within two (2) business days of the Effective Date pursuant to Section 4(b) herein;

ii.	Seller's failure to immediately notify Purchaser of any New Defects as required by Section 5(d) herein;

iii.

Any breach by Seller of any representation or warranty made by Seller herein (including, but not limited to, those representations and warranties provided in Section 6 herein) or any such representation or warranty turns out to be false or misleading;

iv.

Seller's failure or refusal to execute any and all normal and customary documents as may be required by governmental authorities to facilitate the Final Approvals of the Property within two (2) business days of receipt of request from Purchaser, as required by Section 8(a) herein. For the avoidance of doubt, the responsibility for pursuing the Final Approvals and generation of any and all documentation required by governmental authorities will rest with the Purchaser.  Notwithstanding the foregoing, Seller shall fully cooperate with Purchaser in helping to apply for the Final Approvals, including, but not limited to, executing and providing such documentation as reasonably requested by Purchaser.  Any costs related to pursuing the Final Approvals shall be Purchaser's responsibility, but Purchaser shall not be required to reimburse Seller for any expenses or costs incurred regarding its cooperation with respect to the same;

v.

Seller's failure or refusal to execute any and all normal and customary documents as may be required to facilitate the amendment and/or removal of the Use Restrictions within two (2) business days of receipt of request from Purchaser, as required by Section 8(b) herein. For the avoidance of doubt, the responsibility for pursuing the amendment and/or removal of the Use Restrictions and generation of any and all documentation will rest with the Purchaser.  Notwithstanding the foregoing, Seller shall fully cooperate with Purchaser in helping remove and/or amend the Use Restrictions, including, but not limited to, executing, recording and providing such documentation as reasonably requested by Purchaser.  Any costs related to the amendment and/or removal of the Use Restrictions shall be Purchaser's responsibility, but Purchaser shall not be required to reimburse Seller for any expenses or costs incurred regarding its cooperation with respect to the same.  Notwithstanding the foregoing, Purchaser shall reimburse Seller for any recording costs arising from the recording of documents;

vi.	Failure or refusal to deliver a termination of the Existing Lease as required by Section 8(d)(vii) herein;

vii.	Failure or refusal to deliver to Escrow Agent the items described in Section 11 herein; and/or

viii.	Any other material default of Seller's obligations under this Agreement.

If a Seller Event of Default is not cured within two (2) business days after receipt of written notice from Purchaser  or by the Closing Date, whichever is earliest, Purchaser may: (i) waive the Seller Event of Default through written notice to Seller and proceed to Closing in accordance with the terms and provisions hereof; (ii) seek specific performance of Seller's obligations hereunder, including the obligation to cure the Seller Event of Default; or (iii) terminate this Agreement through written notice to Seller, in which case the full Earnest Money Deposit shall be paid to Purchaser, including any interest accrued thereon, and Seller shall pay to Purchaser all out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement, including, but not limited to, Purchaser's reasonable attorneys' fees and expenses, which obligation shall survive the termination of this Agreement.  Upon the occurrence of all payments described in the preceding clause (iii), neither Party shall have any further rights or obligations under this Agreement except those rights and obligations that expressly survive termination.

Notwithstanding the foregoing, in the event of a grossly negligent, willful or intentional Seller Event of Default, Purchaser shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Purchaser at law or in equity.  This Section 16(a) shall survive termination.

b) Liquidated Damages.  If Seller is ready, willing and able to consummate the Closing and Purchaser fails to close the Property for any reason other than (i) the lack of the satisfaction of Purchaser's Conditions Precedents set forth in Section 8 (d) herein, (ii) a Seller Event of Default set forth in Section 16(a) herein, or (iii) Purchaser's right to terminate this Agreement as specifically set forth herein, the Seller may terminate this Agreement and retain the Earnest Money Deposit as liquidated damages.

Initials:  MTC  ZF  SF

17.Escrow.

a)Instructions.  This Agreement, together with such further written instructions jointly provided to Escrow Agent, will constitute the "'Escrow Instructions."  If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the Parties will agree to additional instructions that will not substantially alter the terms of this Agreement unless otherwise expressly agreed by the Parties.

b)Deposits into Escrow.  Seller will make its deposits into escrow ("Escrow") in accordance with Section 11. Purchaser will make its deposits into Escrow in accordance with Section 12.  Escrow Agent is hereby authorized to close the Escrow only if and when: (i) Escrow Agent has received all items to be delivered by Seller and Purchaser pursuant to Sections 11 and 12; and (ii) Escrow Agent is irrevocably obligated to issue the Title Policy.

c)Close of Escrow. Provided that Escrow Agent has not received timely written notice from Purchaser or Seller of the termination of this Agreement or the failure of (i) any of Seller's Conditions Precedent, (ii) Purchaser's Conditions Precedent or (iii) any other condition precedent to the Closing, and if and when Purchaser and Seller have deposited into Escrow all documents and funds required by this Agreement and Escrow Agent is irrevocably obligated to issue the Title Policy, Escrow Agent will:

i)Record the Deed for the Property in the Office of the County Recorder for Orange County, California;

ii)Deliver to Purchaser: (1) the Title Policy; (2) the recorded Deed; (3) fully executed original counterpart copies of the documents delivered by the Parties under Sections 11 and 12; and (4) copies of any other Closing documents;

iii)Deliver to Seller: (1) the Purchase Price, less Closing costs, prorations and adjustments to be paid by Seller pursuant to this Agreement and the Commission which are reflected on the Closing Statement; (2) fully executed original counterpart copies of the documents delivered by the Parties under Sections 11 and 12; and (3) copies of any other Closing documents;

iv)Deliver to PHL the Existing Lease Termination Fee; and

v)Deliver to Broker the Commission.

d)Real Estate Reporting Person.  Escrow Agent is hereby designated the "real estate reporting person" for purposes of Section 6045 of title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent will so provide.  Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent will file Form 1099 information return and send the statement to Seller as required under the foregoing statute and regulation.

18.Commissions.  Embree Commercial Real Estate Advisors, LLC, an Arizona limited liability company ("Broker") shall be paid by Seller two percent (2%) of the Purchase Price as commission ("Commission") at Closing through Escrow.  Except for the Broker, Seller and Purchaser each represent and warrant to the other that they have not dealt with any person or entity other than the Broker in connection with this transaction who would be entitled to a commission, finder's fee or other compensation as a result of the purchase and sale of the Property.

19.Hazardous Materials Indemnity.  Seller agrees to indemnify, defend and hold harmless Purchaser and its directors, agents, representatives, contractors, employees and officers from and against any and all claims, damages, costs and fees arising out of or relating to, in any way, the generation, storage, release or disposal of any Hazardous Material on, under, to, from or about the Property in violation of any Environmental Law prior to Closing, or arising from or related to, in any way, the misrepresentation of Seller hereunder relating to any Hazardous Material.  This indemnity shall survive the termination of this Agreement, shall survive Closing and shall remain in full force and effect after the Closing Date.

20.Limitation of Liability.  The obligations of Seller hereunder are binding only on Seller and Seller’s assets and shall not be personally binding upon, nor shall resort be had to, the private properties of any of the partners, officers, directors, members or shareholders of Seller, or any employees or agents of Seller, except as otherwise allowed pursuant to applicable law.

21.Notices.  Except as otherwise set forth in this Agreement, any communication, notice or demand of any kind whatsoever which either Party may be required or may desire to give or to serve upon the other will be in writing and delivered by: (i) personal service to the address listed below; (ii) overnight courier (e.g., FedEx) to the address listed below; (iii) U.S. certified mail, postage prepaid, return receipt request, addressed as follows; or (iii) email to the email address listed below:

If to Seller: If to PHL: With Copy to:

FIFTYNINE PALMS, INC.

Attention: Zareen Faiz

91 Lakeshore, Irvine CA, 92604

Telephone: (949) 275-5759

Email:zareenfaiz@gmail.com

PHL Care Inc.

Attention: Shamas Faiz

5405 Alton Parkway, 5A-381

Irvine, CA 92604

Telephone: (949) 444-8158

Email: shamsfaiz2@gmail.com

H. Daniel Lively, Esq.

The Lively Law Group, PC

4675 MacArthur Court, Suite 550

Newport Beach, CA  92660

Telephone: (949) 477-4127

Email: DLively@LivelyLawGroup.Com

If to Purchaser:

BEHAVIORAL HEALTHCARE REALTY, LLC

Attention: Michael Cartwright and Jerrod Menz

115 East Park Drive, Suite 200

Brentwood, TN 37027

Telephone: (615) 642-6429

Email: michael@contactaac.com and jmenz@contactaac.com

With a copy to:	BEHAVIORAL HEALTHCARE REALTY, LLC Attention: Kathryn Sevier Phillips, Esq. 115 East Park Drive, Suite 200 Brentwood, TN 37027 Telephone: (615) 732-1366 Email: ksphillips@contactaac.com
With a copy to:	Elizabeth M. Sorokac, Esq. Reisman Sorokac 8965 S. Eastern Avenue, Suite 382 Las Vegas, NV 89123 Telephone: (702) 727-6258 Email: esorokac@rsnvlaw.com
If to Escrow Agent:	Fidelity National Title Agency, Inc. Attention: Patti Graham 60 E. Rio Salado Parkway, 11th Floor Tempe, AZ 85281 Telephone: (480) 214-4562 Email: pgraham@fnf.com

A notice sent via personal delivery shall be effective on the date of personal delivery, if personally delivered on a business day by 5:00 p.m. (local time); otherwise it shall be effective on the next business day following personal delivery.  A notice sent via certified, U.S. Mail, return receipt requested with postage prepaid shall be effective two (2) days after the date of the postmark.  A notice sent via overnight delivery shall be effective on the date it is delivered, if received on a business day by 5:00 p.m. (local time); otherwise, it shall be effective on the next business day.  A notice sent via email shall be effective the date the email is sent, if the email is received on a business day by 5:00 p.m. (local time); otherwise, it shall be effective on the next business day.  Any Party may change its address, fax number or email address to which notices are to be given by giving notice of such change of address or fax number in the manner for giving notices as set forth in this Section 21.

22.Confidentiality.  Each Party agrees to maintain in confidence the dealings, negotiations, and agreements of the Parties with respect to the Property and the contents of this Agreement, and neither

Party will make any disclosure of any information regarding those matters (except to their partners, parent company, subsidiaries, officers, directors, employees, accountants, lenders, attorneys, consultants, appropriate governmental personnel, members, stockholders and others who have a need for that information and who agree to comply with this provision, and except as to any information which is a matter of public record or provided in connection with obtaining the Final Approvals), unless (a) both Seller and Purchaser otherwise agree in writing or (b) as may be necessary in order to comply with the federal securities laws or other applicable law after consultation with legal counsel, in which case the disclosing Party will promptly provide notice of such disclosure to the other Party.  Prior to the Closing, any release to the public of information with respect to the matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel.  Notwithstanding the foregoing, the Seller agrees that Purchaser is permitted to disclose the execution and material terms of this Agreement in accordance with the requirements of U.S. Securities and Exchange Commission Form 8-K and in any related press release.

23.No Third Party Beneficiaries.  Seller and Purchaser hereby acknowledge and agree that, except as expressly set forth herein to the contrary, there are no third party beneficiaries to this Agreement, and, accordingly, no third party (including, without limitation, any broker) shall have the right to enforce this Agreement for the benefit of such third party or against the interests of the Parties.

24.Representations and Warranties Indemnity.  The Seller shall indemnify, defend, and hold Purchaser and its directors, officers, employees, agents, successors and assigns harmless from and against any and all liabilities, losses, costs, claims, demands, actions, causes of action, expenses and/or penalties claimed, threatened or asserted against, or suffered or incurred for a breach of the representations and warranties in Section 6 of this Agreement, including without limitation attorney's and expert's fees and costs and any and all liabilities, losses, costs, claims, demands, actions, causes of action, expenses and penalties incurred due to such claims, demands, actions and causes of action.  The Purchaser shall indemnify, defend, and hold Seller and its directors, officers, employees, agents, successors and assigns harmless from and against any and all liabilities, losses, costs, claims, demands, actions, causes of action, expenses and/or penalties claimed, threatened or asserted against, or suffered or incurred for a breach of the representations and warranties in Section 7 of this Agreement, including without limitation attorney's and expert's fees and costs and any and all liabilities, losses, costs, claims, demands, actions, causes of action, expenses and penalties incurred due to such claims, demands, actions and causes of action.  The provisions of this Section 24 shall survive the Closing or the termination of this Agreement.

25.General Indemnity.  The Seller shall indemnify, defend, and hold Purchaser and its directors, officers, employees, agents, successors and assigns harmless from and against any and all liabilities, losses, costs, claims, demands, actions, causes of action, expenses and/or penalties claimed, threatened or asserted against, or suffered or incurred regarding the Property for matters arising prior to or as of the Closing, including without limitation attorney's and expert's fees and costs and any and all liabilities, losses, costs, claims, demands, actions, causes of action, expenses and penalties incurred due to such claims, demands, actions and causes of action.  The Purchaser shall indemnify, defend, and hold Seller and its directors, officers, employees, agents, successors and assigns harmless from and against any and all liabilities, losses, costs, claims, demands, actions, causes of action, expenses and/or penalties claimed, threatened or asserted against, or suffered or incurred regarding the Property for matters arising after the Closing, including without limitation attorney's and expert's fees and costs and any and all liabilities, losses, costs, claims, demands, actions, causes of action, expenses and penalties incurred due to such claims, demands, actions and causes of action.  The provisions of this Section 25 shall survive the Closing or the termination of this Agreement.

26.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  The provisions of this Section 26 shall survive the Closing or the termination of this Agreement.

27.Jurisdiction.  In the event of any dispute between the Parties arising, at law or in equity, in connection with this Agreement, the Parties agree that such dispute will be litigated in any court of competent jurisdiction in the jurisdiction in which the Property is located.  The provisions of this Section 27 shall survive the Closing or the termination of this Agreement.

28.Binding Effect; Assignment.   This Agreement will be binding upon and inure to the benefit of each of the Parties hereto and to their respective successors and permitted assigns.  Seller may not assign its rights and/or obligations under this Agreement without the prior written consent of Purchaser.  Purchaser may assign its rights and obligations under this Agreement to an affiliate, a parent, a subsidiary, an entity with which Purchaser may merge or consolidate or an entity under common control or ownership of Purchaser or Purchaser's prospective tenant without the written consent of Seller.  Upon such assignment, Purchaser shall have no further obligations under this Agreement.

29.Authority to Execute.  Each individual executing this Agreement hereby represents and warrants that such individual has the full power and authority to bind the Party on whose behalf he or she is executing this Agreement.

30.Entire Agreement; Modification.  This Agreement is the entire Agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the Parties with respect to the matters contained in this Agreement.  Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement will be set forth in writing and duly executed by or on behalf of the Party to be bound thereby.  No waiver by any Party of any breach hereunder will be deemed a waiver of any other subsequent breach.

31.Attorneys' Fees.  If any attorney is engaged to enforce or defend any provision of this Agreement or as a consequence of any default under or breach of this Agreement, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding or in connection with any appeal of a lower court decision, the prevailing Party, as agreed to by the Parties or as determined by the court, shall be entitled to its reasonable attorneys’ fees and expenses and all costs incurred in connection therewith.  The provisions of this Section 31 shall survive the Closing or the termination of this Agreement.

32.Waivers.  The failure of any Party to seek redress for a violation of or to insist upon the strict performance of any covenant or conditions of this Agreement shall not prevent such Party from subsequently exercising its rights or remedies hereunder with respect to such covenants or conditions or affect any such right or remedy with respect to a subsequent act, which would have originally constituted a violation.  The provisions of this Section 32 shall survive the Closing or the termination of this Agreement.

33.Severability.  If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

34.Interpretation.  It is the Parties' intent that this Agreement be deemed to have been prepared by all of the Parties hereto and that no Party shall be entitled to the benefit of any favorable interpretation or construction of any term or provision hereof under any rule or law.

35.Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent of intent of this Agreement or any provision hereof.

36.Computation of Time; Business Days.  In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included.   As used in this Agreement, the term "business day" shall mean a day which is a Monday, Tuesday, Wednesday, Thursday or Friday and not an official holiday.  All references to a period of days herein shall be deemed to refer to calendar days unless the term "business day" is used.

37.Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute one and the same instrument.  Facsimile or electronic copies shall be deemed originals.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SELLER: FIFTYNINE PALMS, INC., a California corporation By: /s/ Zareen Faiz Zareen Faiz, President	PURCHASER: BEHAVIORAL HEALTHCARE REALTY, LLC, a Delaware limited liability company By: /s/ Michael T. Cartwright Michael T. Cartwright, Sole Manager
PHL: PHL Care Inc., a California Corporation By: /s/ Shamas Faiz Shamas Faiz, President

ACKNOWLEDGED AND AGREED TO BY:

ESCROW AGENT

By: /s/ Patti Graham

Print Name: Patti Graham

* Subject to edit of Paragraphs 11(f) and 17(d), Escrow Agent duties shall be limited to those provisions applicable to Sellers of Real Property and only as to 1099-S. PG